UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM N-8A

NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a)

OF THE INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:

CALAMOS HUNT ALTERNATIVE INCOME FUND

Address of Principal Business Office (No. & Street, City, State, Zip Code):

2020 Calamos Court

Naperville, Illinois 60563

Telephone Number (including area code):

(630) 245-7200

Name and address of agent for service of process:

J. Christopher Jackson

Calamos Advisors LLC

2020 Calamos Court

Naperville, Illinois 60563

Copies to:

Richard Horowitz, Esq.

Dechert LLP

1095 Avenue of the Americas

New York, New York 10036

CHECK APPROPRIATE BOX:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:    YES ☒    NO ☐

SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this Notification of Registration to be duly signed on its behalf in the City of Naperville, in the State of Illinois on the 19th day of February, 2021.

CALAMOS HUNT ALTERNATIVE INCOME FUND

By:	/s/ J. Christopher Jackson
J. Christopher Jackson
Trustee